SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Magnolia Master Fund, Ltd.

Clinton Relational Opportunity Master Fund, L.P.

Clinton Relational Opportunity, LLC

Channel Commerce Partners, L.P.

GEH Capital, Inc.

Clinton Group, Inc.

George E. Hall

Thomas D. Beers

Mark Bozek

Ronald L. Frasch

Thomas D. Mottola

Robert Rosenblatt

Fred Siegel

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On May 14, 2014, Clinton Group, Inc. and its affiliates (collectively, the “Clinton Group”) issued a press release (i) announcing the availability of its definitive proxy materials for the ValueVision Media, Inc. (the "Company") 2014 annual meeting (the “Annual Meeting”), (ii) announcing the launch of its proxy campaign website for the Annual Meeting, and (iii) containing a letter to shareholders of the Company that is being mailed to the Company’s shareholders. A copy of the press release (which includes the full text of the letter to shareholders) is filed herewith as Exhibit 1.

Also on May 14, 2014, the Clinton Group posted various soliciting materials to www.AddValueAndVision.com (the "Website"). On the Website, the Clinton Group included a video message to shareholders of the Company (the “Video”). Copies of the materials posted to the Website are filed herewith as Exhibit 2. A transcript of the Video is filed herewith as Exhibit 3. On the “Press” section of the Website, the Clinton Group included links to a Bloomberg TV interview about the Company and a Bloomberg article about the proxy campaign. A transcript of the Bloomberg TV interview and a copy of the Bloomberg article are filed herewith as Exhibit 4.